Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces June Quarter Profit

June quarter 2019 GAAP pre-tax income of $1.9 billion, net income of $1.4 billion and earnings per diluted share of $2.21 on record total revenue of $12.5 billion

Record June quarter 2019 adjusted pre-tax income of $2.0 billion, adjusted net income of $1.5 billion and adjusted earnings per diluted share of $2.35

Increases full year earnings guidance to $6.75 to $7.25 per share

Board of Directors approves 15% increase to company’s quarterly dividend

ATLANTA, July 11, 2019 - Delta Air Lines (NYSE:DAL) today reported financial results for the June quarter 2019 and provided its outlook for the September quarter 2019. Highlights of the June quarter 2019 results, including both GAAP and adjusted metrics, are below and incorporated here.

June Quarter Financial Highlights

•	Adjusted earnings per share were $2.35, reflecting a 32 percent increase year over year with 8.7 percent top-line growth, 2.3 points of operating margin expansion and $1.8 billion of free cash flow.
•	Total adjusted revenue, which excludes refinery sales, grew nearly $1 billion to $12.5 billion, a new quarterly record, with 52 percent of adjusted revenue from premium products and non-ticket sources.
•	Total unit revenue, adjusted, increased 3.8 percent driven by healthy growth in leisure and corporate revenue and an approximate one point benefit from the amended American Express agreement announced earlier this year.
•	Non-fuel unit cost (CASM-Ex) increased 1.4 percent compared to the prior year period, driven by better operations, fleet transformation and efficiency initiatives.
•	Generated $5.2 billion of operating cash flow and $2.5 billion of free cash flow on a year-to-date basis, after investing $2.7 billion into the business, primarily for aircraft purchases and modifications.
•	Returned $497 million to shareholders, comprised of $268 million of share repurchases and $229 million in dividends.

“Our record June quarter financial and operating results demonstrate that we are translating our powerful brand and competitive advantages into earnings growth, margin expansion and solid returns for our owners.  Our people are the best in the business and I’m proud to recognize their hard work and dedication this quarter with an additional $518 million toward next year’s profit sharing,” said Ed Bastian, Delta’s chief executive officer.  “With our strong first half performance and building momentum from our customer-focused initiatives, we are increasing our full-year earnings guidance to $6.75 to $7.25 per share.”

September Quarter 2019 Outlook

For the September quarter, Delta expects to deliver solid top-line growth and margin expansion.

3Q19 Forecast
Earnings per share	$2.10 - $2.40
Pre-tax margin	14.5% - 16.5%
Fuel price, including taxes and refinery impact	$1.95 - $2.15
Total revenue, adjusted (year-over-year)	Up 6% - 8%
TRASM, adjusted (year-over-year)	Up 1.5% - 3.5%
CASM - Ex (year-over-year)	Up 1% - 2%
System Capacity (year-over-year)	Up ~4%
See Note A for information about reconciliation of projected non-GAAP financial measures

Total adjusted revenue and TRASM, adjusted above exclude refinery sales and DAL Global Services (due to the sale of DGS in December 2018)

1

Revenue Environment

Delta’s adjusted operating revenue of $12.5 billion for the June quarter improved 8.7 percent, $1 billion higher than prior year quarter. This revenue result marks a record for the company, driven by improvements across Delta’s business, including a ten percent increase in premium product ticket revenue and double-digit percentage increases in loyalty and third-party maintenance revenue. Cargo revenue during the quarter declined 17 percent driven by lower volumes and yield. Other revenue declined by $24 million as growth in loyalty and third-party maintenance was offset by $176 million lower third-party refinery sales.

Passenger Revenue by Geographic Region:

•	Domestic revenues grew 8.8% in the quarter on 3.6% higher passenger unit revenue (PRASM) and 5.1% higher capacity. Domestic premium product revenue grew 11% and corporate revenue grew 8%, similar to the March quarter.
•	Atlantic revenues grew 6.1% in the quarter on 4.6% higher capacity and 1.5% higher PRASM, including a two point headwind from foreign exchange rates and pressure from the cessation of operations of our partner in India. Atlantic unit revenue improved from the March quarter driven by premium cabin performance and strong U.S. point of sale demand.
•	Latin revenues grew 5.2% on a 7.8% increase in unit revenue and 2.4% lower capacity. This revenue improvement was driven by double-digit unit revenue growth in Brazil and Mexico beach markets.
•	Pacific revenues grew 3.2% in the quarter as 9.7% higher capacity was partially offset by a 5.9% decline in unit revenues. Unit revenue performance was pressured by a 6% increase in length of haul, softer than expected demand in Japan and a roughly 1.5 point currency headwind.

“With record passenger loads, customer satisfaction and $1 billion in revenue growth for the June quarter, demand for Delta’s customer-focused product and service has never been stronger. Our third quarter is off to a great start with a new highest revenue day on record on July 7th,” said Glen Hauenstein, Delta’s president. “We now expect revenue growth of six to seven percent for the year, a $3 billion increase over 2018, as we benefit from our multi-year pipeline of fleet, product, and loyalty initiatives.”

Cost Performance

Total adjusted operating expense for the June quarter increased $559 million versus the prior year quarter, with approximately 20% due to higher profit sharing expense. CASM-Ex was up 1.4 percent for the June quarter 2019 compared to the prior year quarter. This performance was driven by industry-leading operations, savings from the company’s fleet transformation and the One Delta efficiency initiative, which partially offset investments in our people and product. During the quarter, the company decided to accelerate retirement of its MD-90 fleet by two years to the end of 2022, which pressured CASM-Ex by approximately $60 million due to higher depreciation expense.

Adjusted fuel expense decreased $35 million, down two percent, relative to June quarter 2018. Delta’s adjusted fuel price per gallon for the June quarter was $2.08, which includes a $37 million benefit from the refinery.

Adjusted non-operating expense for the quarter was $60 million higher versus the prior year quarter, driven primarily by lower pension income and lower results from international equity partners.

Cash Flow and Shareholder Returns

Delta generated $3.3 billion of operating cash flow and $1.8 billion of free cash flow during the quarter after the investment of $1.4 billion into the business primarily for aircraft purchases and improvements. Year-to-date, the company has generated $5.2 billion of operating cash flow and $2.5 billion of free cash flow.

For the June quarter, Delta returned $497 million to shareholders, comprised of $268 million of share repurchases and $229 million in dividends. The company also completed repayment of the $1 billion short-term loan that was used to accelerate the repurchase of shares in the March quarter.

2

The Board of Directors today declared a quarterly dividend of $0.4025 per share, an increase of 15% over previous levels. This marks the sixth consecutive increase in Delta’s dividend since it was established in 2013. The September quarter dividend will be payable to shareholders of record as of the close of business on July 25, 2019, to be paid on August 15, 2019.

“With efficiency gains from our operations, fleet transformation, and One Delta initiatives, we have solid line of sight to achieve our 1% cost growth target for the year,” said Paul Jacobson, Delta’s chief financial officer.  “Our strong financial foundation and cash generation allow us to sustainably invest in the business, while maintaining our investment grade balance sheet and consistently returning cash to shareholders.  With our cash flow exceeding original expectations, we are on track to return $3 billion to our owners this year through share repurchases and our increased dividend.”

Strategic Highlights

In the June quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Accrued an additional $518 million in profit sharing and paid $26 million in Shared Rewards as a testament to the outstanding performance made possible by Delta’s more than 80,000 employees around the world.
•	Ranked as the number one corporate blood donor by the American Red Cross for the second year in a row with 13,064 units of blood, up 18 percent from the prior year, from 254 Delta sponsored blood drives.
•	Recognized as an honoree of The Civic 50 by Points of Light, the world's largest volunteer service organization, for a second consecutive year, a testament to the commitment of the Delta people to everyday social responsibility by celebrating Pride, building homes with Habitat for Humanity and giving blood through the American Red Cross.
•	Named to Corporate Responsibility Magazine's annual 100 Best Corporate Citizens ranking, recognized for outstanding environmental, social and governance transparency and performance amongst the 1,000 largest U.S. public companies.

Operational Reliability

•	Delivered 148 days of zero mainline cancellations and 78 days of zero system cancellations for the first half of the year, a 30% improvement over 2018’s record performance.
•	Achieved record quarterly system and domestic load factor of 88.0% and 89.0%, up 1.3 points and 2.3 points, respectively, versus the prior year.
•	Reached record completion factor for the first half of the year on a system and mainline basis, with mainline completion factor of 99.86%.

Network and Partnerships

•	Celebrated the one-year anniversary of the joint venture with Korean Air, building the most comprehensive and reliable network in the trans-Pacific and providing our customers unparalleled access to over 80 destinations in Asia and more than 290 in the U.S.
•	Received tentative approval from the U.S. Department of Transportation for new Delta service between Tokyo-Haneda and five U.S. cities, a major milestone for Delta that, once finalized, will increase traveler options and bring more competition to Tokyo.
•	Received clearance for the WestJet-Delta proposed U.S./Canada transborder joint venture under Canada’s Competition Act from the Canadian Competition Bureau. The proposed joint venture is still subject to regulatory approval from the U.S. Department of Transportation.

Customer Experience and Loyalty

•	Took delivery of Delta's first A330-900neo aircraft, featuring a modern, luxurious interior with all four branded seat products - Delta One suites, Delta Premium Select, Delta Comfort+ and Main Cabin - and thoughtful touches like in-seat power ports, full-spectrum LED ambient lighting, spacious overhead bins and memory foam cushions throughout the aircraft for added comfort.
•	Launched Reclaim My Status, an industry-leading program allowing Delta SkyMiles Medallion Members who have experienced a life event that has temporarily affected their ability to travel to resume their status. Its launch is an important step in making our policies more intuitive and customer-friendly and has been extremely well-received by our Medallion Members.
•	Began the use of Apple Business Chat, allowing select Medallions and an expanded group of customers in the future to connect with a live Delta representative to receive in-the-moment assistance, or with a Delta Virtual Assistant, to get quick answers to frequently asked questions through the Fly Delta app.
•	Completed an initial two-week trial of free Wi-Fi to gather customer feedback from more than 700 flights, a first step toward making Wi-Fi as accessible in the sky as it is when visiting most businesses on the ground.

3

Investment Grade Balance Sheet

•	Completed repayment of a $1 billion short-term loan that was used to accelerate the repurchase of shares in the March quarter, earlier than initially expected.
•	Received a reaffirmed investment-grade rating and Stable outlook from Fitch Ratings.
•	Achieved a 1.7x adjusted debt to EBITDAR ratio, in line with our long-term leverage ratio target of 1.5x to 2.5x adjusted debt to EBITDAR, which is expected to allow Delta to maintain investment grade ratings through a business cycle.

June Quarter Results

Adjusted results primarily exclude the impact of unrealized gains/losses on investments.

	GAAP
($ in millions except per share and unit costs)	2Q19	2Q18	$ Change	% Change
Pre-tax income	1,907	1,386	521	37.6%
Net income	1,443	1,036	407	39.3%
Diluted earnings per share	2.21	1.49	0.72	48.3%
Operating revenue	12,536	11,775	761	6.5%
Total revenue per available seat mile (TRASM)	17.47	17.19	0.28	1.6%
Operating margin	17.0%	14.3%	2.7	18.9%
Operating cash flow	3,273	2,898	375	12.9%
Consolidated unit cost (CASM)	14.51	14.73	(0.22)	(1.5)%
Operating expense	10,408	10,091	317	3.1%
Fuel expense	2,291	2,341	(50)	(2.1)%
Average fuel price per gallon	2.08	2.19	(0.11)	(5.0)%
Non-operating expense	221	298	(77)	(25.8)%

	Adjusted
($ in millions except per share and unit costs)	2Q19	2Q18	$ Change	% Change
Pre-tax income	1,997	1,617	379	23.5%
Net income	1,532	1,240	292	23.6%
Diluted earnings per share	2.35	1.78	0.57	32.1%
Operating revenue	12,496	11,498	998	8.7%
Total revenue per available seat mile (TRASM, adjusted)	17.42	16.78	0.63	3.8%
Operating margin	17.1%	14.8%	2.3	15.5%
Free cash flow	1,771	1,392	379	27.2%
Consolidated unit cost (CASM-Ex)	10.15	10.00	0.15	1.4%
Operating expense	10,358	9,799	559	5.7%
Fuel expense	2,282	2,317	(35)	(1.5)%
Average fuel price per gallon	2.08	2.17	(0.10)	(4.4)%
Non-operating expense	141	81	60	74.1%

4

About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 80,000 people around the world, Delta continues to invest billions in its people, improving the air travel experience and generating industry-leading shareholder returns.

•	Delta serves nearly 200 million people every year, taking customers across its industry-leading global network to more than 300 destinations in over 50 countries.
•	Headquartered in Atlanta, Delta offers more than 5,000 daily departures and as many as 15,000 affiliated departures including the premier SkyTeam alliance, of which Delta is a founding member.
•	Through its innovative alliances with Aeromexico, Air France-KLM, Alitalia, China Eastern, GOL, Korean Air, Virgin Atlantic, Virgin Australia and WestJet, Delta is bringing more choice and competition to customers worldwide.
•	Delta operates significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo-Narita.
•	Delta has been recognized as a Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the eighth time in nine years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented eight consecutive years and named one of Fast Company’s Most Innovative Companies Worldwide for two consecutive years.
•	As an employer, Delta has been regularly awarded top honors from organizations like Glassdoor and recognized as a top workplace for women and members of the military. Delta CEO Ed Bastian was named among the “World’s Greatest Leaders” by Fortune magazine in 2018.
•	More about Delta can be found on the Delta News Hub as well as delta.com, via @DeltaNewsHub on Twitter and Facebook.com/delta.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of July 11, 2019, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Operating Revenue:
Passenger	$11,368	$10,546	$822	8%	$20,622	$19,311	$1,311	7%
Cargo	186	223	(37)	(17)%	378	425	(47)	(11)%
Other	982	1,006	(24)	(2)%	2,008	2,007	1	— %
Total operating revenue	12,536	11,775	761	6%	23,008	21,743	1,265	6%

Operating Expense:
Salaries and related costs	2,752	2,668	84	3%	5,391	5,252	139	3%
Aircraft fuel and related taxes	2,291	2,341	(50)	(2)%	4,269	4,195	74	2%
Regional carriers expense, excluding fuel	905	863	42	5%	1,798	1,701	97	6%
Depreciation and amortization	713	583	130	22%	1,328	1,186	142	12%
Contracted services	657	540	117	22%	1,288	1,084	204	19%
Passenger commissions and other selling expenses	538	511	27	5%	965	938	27	3%
Aircraft maintenance materials and outside repairs	434	427	7	2%	910	862	48	6%
Landing fees and other rents	442	425	17	4%	861	814	47	6%
Profit sharing	518	404	114	28%	739	592	147	25%
Ancillary businesses and refinery	316	494	(178)	(36)%	667	987	(320)	(32)%
Passenger service	322	300	22	7%	593	563	30	5%
Aircraft rent	107	97	10	10%	209	191	18	9%
Other	413	438	(25)	(6)%	842	850	(8)	(1)%
Total operating expense	10,408	10,091	317	3%	19,860	19,215	645	3%

Operating Income	2,128	1,684	444	26%	3,148	2,528	620	25%

Non-Operating Expense:
Interest expense, net	(75)	(79)	4	(5)%	(158)	(170)	12	(7)%
Unrealized gain/(loss) on investments, net	(82)	(238)	156	(66)%	18	(220)	238	NM
Miscellaneous, net	(64)	19	(83)	NM	(155)	(19)	(136)	NM
Total non-operating expense, net	(221)	(298)	77	(26)%	(295)	(409)	114	(28)%

Income Before Income Taxes	1,907	1,386	521	38%	2,853	2,119	734	35%

Income Tax Provision	(464)	(350)	(114)	33%	(680)	(525)	(155)	30%

Net Income	$1,443	$1,036	$407	39%	$2,173	$1,594	$579	36%

Basic Earnings Per Share	$2.22	$1.49			$3.30	$2.28
Diluted Earnings Per Share	$2.21	$1.49			$3.29	$2.27

Basic Weighted Average Shares Outstanding	650	695			658	699
Diluted Weighted Average Shares Outstanding	652	697			660	701

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Ticket- Main cabin	$5,938	$5,644	$294	5%	$10,659	$10,267	$392	4%
Ticket- Business cabin and premium products	4,031	3,664	367	10%	7,298	6,694	604	9%
Loyalty travel awards	751	680	71	10%	1,442	1,298	144	11%
Travel-related services	648	558	90	16%	1,223	1,052	171	16%
Total passenger revenue	$11,368	$10,546	$822	8%	$20,622	$19,311	$1,311	7%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Loyalty program	$484	$358	$126	35%	$958	$705	$253	36%
Ancillary businesses and refinery	330	522	(192)	(37)%	699	1,042	(343)	(33)%
Miscellaneous	168	126	42	33%	351	260	91	35%
Total other revenue	$982	$1,006	$(24)	(2)%	$2,008	$2,007	$1	— %

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q19 versus 2Q18
Revenue	2Q19 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$8,071	8.8%	3.6%	0.9%	5.1%
Atlantic	1,880	6.1%	1.5%	1.9%	4.6%
Latin America	760	5.2%	7.8%	5.6%	(2.4)%
Pacific	657	3.2%	(5.9)%	(3.9)%	9.7%
Total Passenger	$11,368	7.8%	2.9%	1.4%	4.7%
Cargo Revenue	186	(16.7)%
Other Revenue	982	(2.4)%
Total Revenue	$12,536	6.5%	1.6%
Third Party Refinery Sales	(40)
Total Revenue, adjusted	$12,496	8.7%	3.8%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	Change	2019	2018	Change
Revenue passenger miles (millions)	63,173	59,406	6.3%	114,790	108,682	5.6%
Available seat miles (millions)	71,754	68,514	4.7%	134,169	127,967	4.8%
Passenger mile yield (cents)	18.00	17.75	1.4%	17.96	17.77	1.1%
Passenger revenue per available seat mile (cents)	15.84	15.39	2.9%	15.37	15.09	1.8%
Total revenue per available seat mile (cents)	17.47	17.19	1.6%	17.15	16.99	0.9%
TRASM, adjusted - see Note A (cents)	17.42	16.78	3.8%	17.08	16.57	3.1%
Operating cost per available seat mile (cents)	14.51	14.73	(1.5) %	14.80	15.02	(1.5) %
CASM-Ex - see Note A (cents)	10.15	10.00	1.4%	10.57	10.50	0.6%
Passenger load factor	88.0%	86.7%	1.3 pts	85.6%	84.9%	0.6 pts
Fuel gallons consumed (millions)	1,099	1,067	3.0%	2,061	2,003	2.9%
Average price per fuel gallon	$2.08	$2.19	(5.0) %	$2.07	$2.10	(1.4) %
Average price per fuel gallon, adjusted - see Note A	$2.08	$2.17	(4.4) %	$2.06	$2.10	(1.6) %
Number of aircraft in fleet, end of period	1,060	1,031	29%

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards. Except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2019	2018
Cash Flows From Operating Activities:
Net income	$1,443	$1,036
Depreciation and amortization	713	583
Deferred income taxes	470	338
Pension, postretirement and postemployment payments greater than expense	(481)	(62)
Changes in air traffic liability	17	127
Changes in profit sharing	518	400
Other, net	593	476
Net cash provided by operating activities	3,273	2,898

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,166)	(1,272)
Ground property and equipment, including technology	(393)	(308)
Purchase of equity investments	(89)	–
Other, net	81	35
Net cash used in investing activities	(1,567)	(1,545)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(1,165)	(1,848)
Repurchases of common stock	(268)	(600)
Cash dividends	(229)	(213)
Proceeds from long-term obligations	–	3,124
Other, net	–	(38)
Net cash (used in) provided by financing activities	(1,662)	425

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	44	1,778
Cash, cash equivalents and restricted cash equivalents at beginning of period	2,985	1,482
Cash, cash equivalents and restricted cash equivalents at end of period	$3,029	$3,260

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$2,009	$1,886
Restricted cash included in prepaid expenses and other	127	48
Other assets:
Cash restricted for airport construction	893	1,326
Total cash, cash equivalents and restricted cash equivalents	$3,029	$3,260

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

(in millions)	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$2,009	$1,565
Accounts receivable, net	2,844	2,314
Fuel inventory	590	592
Expendable parts and supplies inventories, net	493	463
Prepaid expenses and other	1,198	1,406
Total current assets	7,134	6,340

Property and Equipment, Net:
Property and equipment, net	30,165	28,335

Other Assets:
Operating lease right-of-use assets	5,906	5,994
Goodwill	9,781	9,781
Identifiable intangibles, net	4,824	4,830
Cash restricted for airport construction	893	1,136
Other noncurrent assets	3,815	3,850
Total other assets	25,219	25,591
Total assets	$62,518	$60,266

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and finance leases	$2,281	$1,518
Current maturities of operating leases	841	955
Air traffic liability	6,616	4,661
Accounts payable	3,359	2,976
Accrued salaries and related benefits	2,617	3,287
Loyalty program deferred revenue	3,048	2,989
Fuel card obligation	1,067	1,075
Other accrued liabilities	1,335	1,117
Total current liabilities	21,164	18,578

Noncurrent Liabilities:
Long-term debt and finance leases	7,710	8,253
Pension, postretirement and related benefits	8,516	9,163
Loyalty program deferred revenue	3,606	3,652
Noncurrent operating leases	5,539	5,801
Other noncurrent liabilities	2,025	1,132
Total noncurrent liabilities	27,396	28,001

Commitments and Contingencies

Stockholders' Equity:	13,958	13,687
Total liabilities and stockholders' equity	$62,518	$60,266

10

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The Company is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for the following items to determine pre-tax income and net income, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period (defined below).

Equity investment MTM adjustments. We record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for our equity method investees' hedge portfolio MTM adjustments to allow investors to better understand and analyze our core operational performance in the periods shown.

Unrealized gain/loss on investments. We record the unrealized gains/losses on our equity investments in GOL, China Eastern, Air France-KLM and Korean, which are accounted for at fair value in non-operating expense. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

DGS sale adjustment. Because we sold DAL Global Services, LLC ("DGS") in December 2018, we have excluded the impact of DGS from 2018 results for comparability.

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,907	$(464)	$1,443	$2.21
Adjusted for:
MTM adjustments and settlements	10	(2)	8
Equity investment MTM adjustments	(2)	—	(2)
Unrealized gain/loss on investments	82	1	83
Total adjustments	90	(1)	89	0.14
Non-GAAP	$1,997	$(465)	$1,532	$2.35
Year-over-year change				32%

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,386	$(350)	$1,036	$1.49
Adjusted for:
MTM adjustments and settlements	24	(6)	18
Equity investment MTM adjustments	(22)	5	(17)
Unrealized gain/loss on investments	238	(29)	209
DGS sale adjustment	(9)	2	(7)
Total adjustments	231	(28)	203	0.29
Non-GAAP	$1,617	$(378)	$1,240	$1.78

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because refinery sales to third parties are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry. We adjust for the DGS sale for the same reason described above under the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018	Change
Operating revenue	$12,536	$11,775
Adjusted for:
Third-party refinery sales	(40)	(216)
DGS sale adjustment	—	(61)
Operating revenue, adjusted	$12,496	$11,498	8.7%
Year-over-year change	$998

	Six Months Ended
(in millions)	June 30, 2019	June 30, 2018	Change
Operating revenue	$23,008	$21,743
Adjusted for:
Third-party refinery sales	(89)	(429)
DGS sale adjustment	—	(121)
Operating revenue, adjusted	$22,920	$21,194	8.1%

	Three Months Ended
	June 30, 2019	June 30, 2018	Change
TRASM (cents)	17.47	17.19
Adjusted for:
Third-party refinery sales	(0.06)	(0.32)
DGS sale adjustment	—	(0.09)
TRASM, adjusted	17.42	16.78	3.8%

	Six Months Ended
	June 30, 2019	June 30, 2018	Change
TRASM (cents)	17.15	16.99
Adjusted for:
Third-party refinery sales	(0.07)	(0.33)
DGS sale adjustment	—	(0.09)
TRASM, adjusted	17.08	16.57	3.1%

Operating Margin, adjusted. We adjust operating margin for MTM adjustments and settlements and third-party refinery sales for the same reasons described above under the headings Pre-tax income and net income, adjusted and Operating Revenue and TRASM, adjusted.

	Three Months Ended
	June 30, 2019	June 30, 2018	Change
Operating margin	17.0%	14.3%
Adjusted for:
MTM adjustments and settlements	0.1%	0.2%
Third-party refinery sales	—%	0.3%
Operating margin, adjusted	17.1%	14.8%	2.3pts

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operational performance in the periods shown.

Three Months Ended
(in millions)	June 30, 2019
Net cash provided by operating activities	$3,273
Net cash used in investing activities	(1,567)
Adjustments:
Net cash flows related to certain airport construction projects and other	65
Total free cash flow	$1,771

Six Months Ended
(in millions)	June 30, 2019
Net cash provided by operating activities	$5,223
Net cash used in investing activities	(2,671)
Adjustments:
Net redemptions of short-term investments	(206)
Net cash flows related to certain airport construction projects and other	185
Total free cash flow	$2,531

Three Months Ended
(in millions)	June 30, 2018
Net cash provided by operating activities	$2,898
Net cash used in investing activities	(1,545)
Adjustments:
Net redemptions of short-term investments	(4)
Net cash flows related to certain airport construction projects and other	43
Total free cash flow	$1,392

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. These expenses include aircraft maintenance we provide to third parties, our vacation wholesale operations, Delta Private Jets and refinery cost of sales to third parties. 2018 results also include staffing services performed by DAL Global Services. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these areas to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	June 30, 2019	June 30, 2018	Change
CASM (cents)	14.51	14.73
Adjusted for:
Aircraft fuel and related taxes	(3.19)	(3.42)
Ancillary businesses and refinery	(0.44)	(0.72)
Profit sharing	(0.72)	(0.59)
CASM-Ex	10.15	10.00	1.4%

	Six Months Ended
	June 30, 2019	June 30, 2018	Change
CASM (cents)	14.80	15.02
Adjusted for:
Aircraft fuel and related taxes	(3.18)	(3.28)
Ancillary businesses and refinery	(0.50)	(0.77)
Profit sharing	(0.55)	(0.46)
CASM-Ex	10.57	10.50	0.6%

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	June 30, 2019
Flight equipment, including advance payments	$1,166
Ground property and equipment, including technology	393
Net cash flows related to certain airport construction projects	(127)
Capital expenditures, net	$1,433

Six Months Ended
(in millions)	June 30, 2019
Flight equipment, including advance payments	$2,226
Ground property and equipment, including technology	694
Net cash flows related to certain airport construction projects	(228)
Capital expenditures, net	$2,692

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Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements, third-party refinery sales and DGS sale adjustment for the same reasons described above under the headings pre-tax income and net income, adjusted and operating revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	June 30,
(in millions)	2019	2018
Operating expense	$10,408	$10,091
Adjusted for:
MTM adjustments and settlements	(10)	(24)
Third-party refinery sales	(40)	(216)
DGS sale adjustment	—	(51)
Operating expense, adjusted	$10,358	$9,799
Year-over-year change	$559

Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and airline segment hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the same reason described under the heading pre-tax income and net income, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2019	2018	2019	2018
Fuel purchase cost	$2,318	$2,361	$2.11	$2.21
Fuel hedge impact	10	25	—	0.02
Refinery segment impact	(37)	(45)	(0.03)	(0.04)
Total fuel expense	$2,291	$2,341	$2.08	$2.19
MTM adjustments and settlements	(10)	(24)	—	(0.02)
Total fuel expense, adjusted	$2,282	$2,317	$2.08	$2.17
Change year-over-year	$(35)
Percent change year-over-year	(2)%

			Average Price Per Gallon
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2019	2018	2019	2018
Fuel purchase cost	$4,255	$4,289	$2.06	$2.14
Fuel hedge impact	17	(5)	0.01	—
Refinery segment impact	(3)	(89)	—	(0.04)
Total fuel expense	$4,269	$4,195	$2.07	$2.10
MTM adjustments and settlements	(17)	4	(0.01)	—
Total fuel expense, adjusted	$4,252	$4,199	$2.06	$2.10
Change year-over-year	$52

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Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Non-operating expense	$221	$298
Adjusted for:
Equity investment MTM adjustments	2	22
Unrealized gain/loss on investments	(82)	(238)
Non-operating expense, adjusted	$141	$81
Change year-over-year	$60

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes LGA bonds and operating lease liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

(in billions)	June 30, 2019
Debt and finance lease obligations	$10
Plus: Operating lease liability	6
Adjusted Debt	$16

Last Twelve Months Ended
(in billions)	June 30, 2019
GAAP operating income	$6
Adjusted for:
Depreciation and amortization	2
Fixed portion of operating lease expense	1
EBITDAR	$9

Adjusted Debt to EBITDAR	1.7x

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